Exhibit 10.27


        Restated Employment Agreement dated as of April 1, 2000, between
                   NUWAVE Technologies, Inc. and Gerald Zarin.

                              EMPLOYMENT AGREEMENT
                              --------------------

     EMPLOYMENT AGREEMENT, dated as of April 1, 2000, by and between NUWAVE TECHNOLOGIES, INC. a Delaware corporation (the "Corporation"), and GERALD ZARIN, residing at 36 Troy Drive, Short Hills, New Jersey 07078 ("Zarin").

     WHEREAS, the Corporation has employed Zarin as President and Chief Executive Officer, and Zarin has rendered such services, pursuant to a Restated Employment Agreement, dated as of July 20, 1995, and as amended on December 9, 1997 (the "Prior Agreement"); and

     WHEREAS, the Corporation and Zarin desire to assure the continuity of their relationship by entering into a new arrangement to replace the Prior Agreement.

     IT IS AGREED

     1.   Employment. The Corporation hereby continues the employment of
          ----------
Zarin as President and Chief Executive Officer of the Corporation to perform such executive and administrative services for the Corporation as are consistent with those positions under the supervision of the Board of Directors of the Corporation, and Zarin hereby accepts the continuation of his employment and agrees to perform those services, subject to the terms and conditions herein.

     2.   Term. The term of this Employment Agreement shall commence
          ----
immediately and shall terminate on December 31, 2007 (the "Initial Term"), and shall automatically continue for additional one year periods (the "Renewal Terms") thereafter unless either the Corporation or Zarin notifies the other at least six months prior to the end of the Initial Term or any Renewal Term (collectively, the "Term"), that it or he intends to terminate the Employment Agreement at the end of the then current Term. This Employment Agreement replaces the Prior Agreement, and the Prior Agreement shall become null and void as of the date this Employment Agreement is signed.

     3.   Base Compensation. The Corporation shall pay to Zarin base
          -----------------
compensation (the "Base Compensation") at the rate of $120,000 per year. Zarin's Base Compensation shall be subject to increase for merit from time to time in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors. The Base Compensation shall be payable in accordance with the Corporation's customary payroll practices for other executive employees, but no less frequently than semi-monthly.

     4.   Bonus.
          -----

          4.1 The Corporation shall pay to Zarin an annual bonus (the "Performance Bonus") based on performance of the Corporation in an amount equal to

          (i) fifty (50%) percent of his Base Compensation at end of the applicable calendar year if the Corporation's net profits before taxes equal the projections for such year;

          (ii) seventy-five (75% ) percent of his Base Compensation at the end of the applicable calendar year if the Corporation's net profits before taxes are at least one hundred and five (105%) percent of the projections for such year; or

          (iii) one hundred (100% ) percent of his Base Compensation at the end of the applicable calendar year if the Corporation's net profits before taxes are at least one hundred and fifteen (115%) percent or more of the projections for such year. The Performance Bonus shall be based on performance of the Corporation during each calendar year during the Term of this Employment Agreement, commencing with the calendar year ending December 31, 2000, as set forth in the Corporation's audited financial statements for such calendar year. For purposes of this paragraph 4, "projections" shall be as determined from time to time by the Board of Directors. The Corporation shall pay to Zarin the amount of any Performance Bonus within 30 days after the audited financial statements for such calendar year have been finalized.

          4.2 At the sole discretion of the Board of Directors, bonuses (the "Discretionary Bonuses") beyond the Discretionary Bonus identified in paragraph
4.1 hereof may be paid to Zarin. The Discretionary Bonus and the Performance Bonus shall be collectively, the "Bonus."

     5.   Extent of Services.
          ------------------

          5.1 Zarin shall devote his full time, attention and energies during normal business hours to the performance of his duties hereunder, and will not, during the Term of this Employment Agreement, be engaged in any other business activity without the prior written consent of the Board of Directors, except that this shall not be deemed to prevent Zarin from making and supervising investments in other and different businesses, provided that the same (i) are not in competition with the business of the Corporation, (ii) do not interfere with the performance of Zarin's duties, or (iii) do not require Zarin to devote any substantial time during usual working hours of business days to them. Mere passive ownership of stock representing three (3%) percent or less of the capital stock of a publicly-held company shall not be deemed a violation of this paragraph.

          5.2 During the Term of this Employment Agreement, Zarin shall be furnished at all times with a private office, secretary, automobile of his choosing (including fuel, insurance and maintenance in connection with the automobile), and such other facilities, services and expense reimbursements as may be suitable to his executive position and adequate for the performance of his duties hereunder.

     6.   Reimbursement of Expenses. The Corporation shall reimburse Zarin
          -------------------------
for all out-of-pocket expenses actually and necessarily incurred by him in the conduct of the business of the Corporation against itemized vouchers submitted with respect to all such expenses approved in accordance with customary procedures.

     7.   Employee Benefits. The Corporation, at its expense and to the
          -----------------
extent available to other executives, shall provide to Zarin certain employee benefits, including, without limitation, medical, disability, dental and other appropriate insurance coverages, all of which benefits shall be on such terms as may be determined in the sole discretion of the Board of Directors, subject to other provisions of this Employment Agreement.

     8.   Death; Life Insurance. If Zarin shall die during the Term of his
          ---------------------
employment, this Employment Agreement shall terminate on the date of death with no further obligation of the Corporation to Zarin or his estate except for the payment to Zarin's estate of any Base Compensation, Bonus or other amounts that may be due him through the date of death. In addition, the Corporation shall take out and maintain during the Term of this Employment Agreement, at its expense, a life insurance policy on the life of Zarin in an amount equal to three times Zarin's Base Compensation at the time in question, payable to a beneficiary designated by Zarin or, if Zarin fails to designate a beneficiary, to Zarin's estate.

     9.   Disability. If Zarin shall become disabled during the Term of his
          ----------
employment, this Employment Agreement shall terminate 90 days after receipt of notice of termination from the Corporation (the date on which this Employment terminates other than the end of any Term shall be the "Date of Termination"). Upon termination, the Corporation shall have no further obligation to Zarin except for the payment of any Base Compensation, Bonus, or other amounts that may be due him through the Date of Termination and any payments required by this paragraph. The Corporation shall take out and maintain during the Term of this Employment Agreement, at its expense, disability insurance for Zarin's benefit covering his Base Compensation at the time in question for the balance of the Term of the Employment Agreement. If Zarin should die while receiving disability payments pursuant to the preceding sentence, the Corporation shall make the balance of the disability payments (that otherwise would have been due him pursuant to this paragraph) to his estate, or take out and maintain a life insurance policy, at its expense, to cover that contingency. For purposes of this paragraph, Zarin shall be deemed to have become disabled if he becomes physically or mentally unable to perform his duties for the Corporation hereunder for a period of 90 consecutive days during the Term or for a period of 120 days (whether or not consecutive) during any 12-month period during the Term.

     10.  Termination for Good Cause. This Employment Agreement shall be
          --------------------------
terminable by the Board of Directors for "good cause." For purposes of this paragraph, "good cause" shall mean that Zarin shall fail, neglect or refuse in any material respect to perform his duties hereunder or to comply with any material provisions of this Employment Agreement, or if Zarin commits any act of willful misconduct. In the event of any such breach, the Corporation shall give written notice to Zarin. If Zarin fails to cure the breach within 30 days after receipt of such notice or, if the breach is not curable within such 30-day period but is curable within a reasonable period of time and Zarin fails to commence in good faith within such 30-day period to remedy such breach, then this Employment Agreement shall terminate 90 days after receipt of written notice to Zarin of such failure to cure the breach.

     11.  Voluntary Termination. Zarin may terminate this Employment
          ---------------------
Agreement and his employment at any time, provided that Zarin has given the Corporation at least 180 days prior written notice of termination. Upon termination of this Employment Agreement pursuant to the immediately preceding sentence or by Zarin pursuant to paragraph 2 hereof, Zarin's rights under this Employment Agreement, or as an employee of the Corporation, shall terminate on the date provided in the notice of termination, except as to Base Compensation, any Bonuses and any other amounts accrued prior to that date.

     12.  Termination without Cause. The Corporation maintains the absolute
          -------------------------
right to terminate Zarin at any time without cause. If the Corporation elects to terminate Zarin without cause, this Employment Agreement shall terminate on the date specified in the termination notice.

     13.  Breach by Corporation. If this Employment Agreement is materially
          ---------------------
breached by the Corporation, Zarin shall be entitled to terminate this Employment Agreement by giving notice to the Corporation at anytime within 60 days after Zarin has actual knowledge of the breach. For purposes of this paragraph, this Employment Agreement will be deemed "materially breached by the Corporation" if there is (i) any change of Zarin's position or duties from those of President and Chief Executive Officer of the Corporation, (ii) any failure to pay or provide to Zarin in a timely manner any compensation or material benefits provided for in this Employment Agreement, (iii) a relocation of Zarin's required place of employment to more than 40 miles from the New York metropolitan area without the written consent of Zarin, or (iv) any other material breach of this Employment Agreement by the Corporation.

     14.  Severance.
          ---------

          14.1 Upon termination of this Employment Agreement by the Corporation pursuant to paragraph 2 hereof, the Corporation shall (i) pay Zarin, on the Date of Termination, an amount equal to one hundred and fifty (150%) percent of (A) his Base Compensation in effect as of the Date of Termination, (B) what the Performance Bonus would be if calculated upon projections and the Corporation's net profits before taxes for the twelve month period ending with the last full month immediately preceding the termination hereof, and (C) an amount, if any, equal to the average of the Discretionary Bonus paid for the immediately preceding two calendar years, such termination Bonuses in clauses (B) and (C) collectively the "Termination Bonuses" , (ii) allow Zarin full vesting of any unvested stock options or shares as of the Date of Termination; (iii) until Zarin is offered by a subsequent employer substantially similar coverage for himself and his spouse, continue to pay Zarin's health insurance on policies obtained by the Corporation at the same level at which he was enrolled at the time of the notice of termination or advance the premium cost for health insurance separately obtained by Zarin, up to a maximum cost of $15,000 per year, beyond which amount Zarin will assume full responsibility, and (iv) continue to furnish Zarin an automobile similar to that furnished to Zarin at the Date of Termination, and pay all expenses for fuel, insurance and maintenance thereof based upon comparable usage as of the Date of Termination, for a period of five years from the Date of Termination.

          14.2 Upon termination of this Employment Agreement pursuant to paragraph 12 or 13 hereof on or before December 31, 2005, the Corporation shall pay Zarin, in a lump sum on the Date of Termination an amount equal to (i) the Base Compensation for the balance of the Term of the Employment Agreement, (ii) an additional two years of Base Compensation as determined as of the Date of Termination, and (iii) any Termination Bonuses. Upon termination of this Employment Agreement pursuant to paragraph 12 or 13 of this Employment Agreement after December 31, 2005, the Corporation shall pay Zarin, in a lump sum on the Date of Termination, an amount equal to (i) the Base Compensation for the balance of the Term of the Employment Agreemant, (ii) an additional three years of Base Compensation as determined as of the Date of Termination and (iii) any Termination Bonuses. In addition to the above amounts in this paragraph 14.2, upon termination of this Employment Agreement at any time pursuant to paragraph 12 or 13 hereof, the Corporation also shall (i) allow Zarin full vesting of any unvested stock options or shares as of the Date of Termination, (ii) until Zarin is offered by a subsequent employer substantially similar coverage for himself and his spouse, continue to pay Zarin's health insurance on policies obtained by the Corporation at the same level in which he was enrolled at the time of the notice of termination, or advance the premium cost for health insurance separately obtained by Zarin, up to a maximum cost of $15,000 per year, beyond which amount Zarin will assume full responsibility, and (iii) continue to furnish Zarin an automobile similar to that furnished to Zarin at the Date of Termination, and pay all expenses for fuel, insurance and maintenance therefor, based upon comparable usage as of the Date of Termination for a period of five years from the Date of Termination.

     15.  Change of Control.
          -----------------

          15.1 For purposes of this Employment Agreement, a "Change in Control" means and shall be deemed to occur if any of the following occurs:

          (a) An acquisition, after the date hereof, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five (25%) percent or more of either (i) the outstanding shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock"), or (ii) the combined voting power of the voting securities of the Corporation entitled to vote generally in the election of directors (the "Voting Securities").

          (b) Individuals who, on the date hereof, constituted the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors (the "Board"), provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents.

          (c) Approval by the stockholders of the Corporation of (i) a tender offer to acquire twenty five (25%) percent or more of the Common Stock or Voting Securities, (ii) a reorganization, (iii) a merger, or (iv) a consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more than fifty (50%) percent of the then outstanding Common Stock and Voting Securities (entitled to vote generally in the election of directors) of the entity resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership immediately prior to such reorganization, merger or consolidation, of the Common Stock or the Voting Securities, and which transaction was not approved in advance by the Incumbent Board.

          (d) Approval by the Corporation's stockholders of (i) a complete or substantially complete liquidation or dissolution of the Corporation, or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, and which transaction was not approved in advance by the Incumbent Board.

          15.2 If, and only if, a Change in Control occurs, in lieu of any other right of termination by Zarin herein, Zarin may terminate this Employment Agreement at any time during the six month period commencing 90 days from the date of the Change in Control, upon at least 30 days notice to the Corporation. Upon a Change of Control termination, Zarin shall be entitled to the following amounts upon such termination:

          (a) The Corporation shall pay to Zarin as severance pay, not later than the tenth business day following the Date of Termination, a lump sum payment in an amount equal to (i) three times the sum of Zarin's annual base salary and bonus. For purposes of the foregoing, (i) Zarin's annual base salary shall be the highest annual rate of Base Compensation of Zarin at any time within one year prior to, or any period after, the date of the Change in Control, as reflected on the Corporation's payroll records and (ii) the bonus shall be the average annual cash Bonus paid to Zarin by the Corporation during the three calendar years immediately preceding the calendar year in which the Change in Control occurs;

          (b) Until Zarin is offered by a subsequent employer substantially similar coverage for himself and his spouse, the Corporation shall continue to pay Zarin's health insurance on policies obtained by the Corporation at the same level in which he was enrolled at the Date of Termination or advance the premium cost for health insurance separately obtained by Zarin, up to a maximum cost of $15,000 per year, beyond which amount Zarin will assume full responsibility;

          (c) All unvested stock options or shares granted by the Corporation to Zarin for the purchase of shares of the Company's Common Stock which are not vested as of the Date of Termination shall automatically vest as of such Date; and

          (d) The Corporation shall furnish Zarin the usage of an automobile similar to that furnished to Zarin at the Date of Termination and pay for fuel, insurance and maintenance thereof based upon comparable usage as of the Date of Termination for a period of five years from the Date of Termination.

          15.3 (a) Notwithstanding any other provisions of this Employment Agreement, if any payment pursuant to this paragraph 15 (the "Severance Payment") would be considered a "parachute payment" within the meaning of
Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, (the "Code"), Zarin's net proceeds of such payment would be the Reduced Amount (as defined below) after reduction for any excise tax and federal income taxes imposed by the Code.

               (b) The "Reduced Amount" means the largest amount that could be received by Zarin as a Severance Payment such that no portion of such Severance Payment would be subject to the excise tax. The determinations required by the preceding sentence shall be made by a firm of independent certified public accountants serving as the outside auditor of the Corporation as of the date of the Change of Control, and such determinations shall be binding upon the Corporation and Zarin.

               (c) If the Severance Payment to Zarin is limited to the Reduced Amount, then Zarin shall have the right, in his sole discretion, to designate those payments or benefits under this Employment Agreement that should be reduced or eliminated so as to avoid having the Severance Payment be subject to the excise tax. If Zarin fails to make such designation within 30 days of having received notification that such designation is required, the Corporation shall make such designations and shall promptly inform Zarin of its actions in such regard.

     16.  Right to Accelerate Payments; Payment of Attorneys' Fees. If the
          --------------------------------------------------------
Corporation fails to make timely payment of any amount owing to Zarin or Zarin's estate or provide on a timely basis any other benefit due to Zarin or Zarin's estate pursuant to this Employment Agreement, and if failure to make any such payment or provide any such benefit continues for more than 15 days after notice by Zarin or Zarin's estate to the Corporation, then (i) all amounts and other benefits subsequently due and payable or to be provided hereunder to Zarin or Zarin's estate shall be accelerated and shall become immediately due and payable or, in the case of non-monetary benefits, provision therefor or thereof shall immediately be made, and (ii) the Corporation shall pay all reasonable attorneys' fees incurred by Zarin or Zarin's estate after such notice in pursuing the collection of all such amounts and the provision of all such benefits.

     17.  Confidentiality. Zarin, during or at any time after the
          ---------------
termination of this Employment Agreement, shall not divulge, furnish or make accessible to any person or business entity any of the Corporation's trade secrets, including, but not limited to, the identify of customers, their needs and requirements, business methods, operational procedures, cost and price information, secret formula for or incident to the manufacture or marketing of any of the Corporation's products, without the prior written consent of the Corporation unless such information shall have become public knowledge other than by being divulged or made accessible by Zarin. Upon termination of this Employment Agreement, Zarin shall forthwith deliver to the Corporation any and all confidential information, including copies thereof, in his possession or control which are the property of the Corporation.

     18.  Restrictive Covenant. If Zarin's employment is terminated pursuant
          --------------------
to paragraph 12 or 13 above, Zarin shall not, at any time within one year from the Date of Termination be engaged in any business competitive with the business engaged in by the Corporation at the date of termination in the location where the Corporation is engaging in business on the date of termination. The prohibition against competition contained in the foregoing sentence shall be unenforceable and shall have no force or effect at all times after the Corporation fails to make a timely payment or provide timely benefits as referred to in paragraph 16 hereof.

     19.  Arbitration: Attorneys' Fees. Any difference as to the
          ----------------------------
interpretation of any provision of this Employment Agreement or any claim or dispute arising out of, or respecting, any matter contained in, this Employment Agreement shall be settled by arbitration in New York City under the prevailing rules of the American Arbitration Association. The award or decision of the arbitrator shall be final and binding, and judgment may be entered thereof in any court of competent jurisdiction. If any action is brought for arbitration under this paragraph, or if any action at law or equity is brought to enforce the award or decision of the arbitrator, the prevailing party shall be entitled to reasonable attorneys' fees, which may be set by the arbitrator or the court, as the case may be, in the same action or in a separate action brought for that purpose, in addition to any other relief to which any party may be entitled.

     20.  Notices. Any and all notices, requests, demands or other
          -------
communications required or permitted to be given under any of the provisions of this Employment Agreement shall be in writing and shall be given by personal delivery, or by first-class, registered or certified mail, return receipt requested, by facsimile or by overnight courier to the party entitled to receive the same at its or his address set forth on the first page of this Employment Agreement, or at such other address as either party may by similar notice designate. Any notice shall be deemed to have been given on the date of personal delivery or mailing or sending of as aforesaid.

     21.  Miscellaneous.
          -------------

          21.1 This Employment Agreement constitutes the whole agreement between the parties and may not be modified, amended or terminated except by a written instrument signed by the parties hereto.

          21.2 No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

          21.3 In the event that any provision of this Employment Agreement shall be held invalid, illegal or unenforceable unless narrowed by construction, this Employment Agreement shall be construed as if such invalid, illegal or unenforceable provision had been more narrowly drawn so as not to be invalid or unenforceable. If, notwithstanding the foregoing, any provision of this Employment Agreement shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall attach only to such provision and shall not affect or render invalid, illegal or unenforceable any other provision of this Employment Agreement.

          21.4 This Employment Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New Jersey.

          21.5 Paragraph headings are used for convenience and reference only, and shall not be deemed to vary the content of this Employment Agreement or limit the provisions or scope of any paragraph.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first above written.


                                             NUWAVE TECHNOLOGIES, INC.

                                             By:
                                                -------------------------------


                                             ----------------------------------
                                                         GERALD ZARIN